Exhibit 99.1

Explanatory Note: Please find below the Greenidge Second Quarter Financial Information, as excerpted (verbatim) from the Form S-1 (filed with the SEC by Greenidge on September 1, 2021). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Form S-1.

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and gives effect to the transaction between Greenidge and Support to be accounted for as a business combination, with Greenidge being deemed the acquiring company for accounting purposes.

We were determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Greenidge stockholders are expected to own approximately 90% of the fully-diluted Greenidge common stock immediately following the closing of the transaction; (ii) the largest individual stockholder of the combined entity is an existing stockholder of Greenidge; (iii) directors appointed by Greenidge will hold a majority of board seats of the combined company; and (iv) Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The following unaudited pro forma condensed combined financial statements are based on our historical financial statements and Support’s historical financial statements, as adjusted to give effect to our acquisition of Support and certain related transactions. The unaudited pro forma condensed combined statement of operations for the three and six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to these transactions as if they had occurred on June 30, 2021.

Because we will be treated as the accounting acquirer, our assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of Greenidge. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Support’s common stock and changes in Support’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had we and Support been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(in thousands)

	Greenidge	Support	Pro Forma Adjustments	Note 4		Pro Forma Combined
Assets:
Current assets
Cash and cash equivalents	$37,890	$32,295	$—			$70,185
Short term investments	—	6,201	—			6,201
Digital assets	222	—	—			222
Accounts receivable	369	5,470	—			5,839
Fuel deposits	1,297	—	—			1,297
Miner equipment deposits	16,523	—	—			16,523
Emissions and carbon offset credits	1,665	—	—			1,665
Prepaid expense and other current assets	1,967	601	—			2,568

Total current assets	59,933	44,567	—			104,500
Property and equipment, net	67,346	1,043	—			68,389
Deposits and other assets	1,408	395	—			1,803
Intangible assets	—	—	16,810	(a	)(b)	16,810
Goodwill	—	—	151,634	(b	)	151,634

Total assets	$128,687	$46,005	$168,444			$343,136

Liabilities:
Current liabilities
Accounts payable	$1,650	$242	$—			$1,892
Natural gas payable	1,088	—	—			1,088
Accrued expenses	3,226	3,408	4,765	(h	)	11,399
Accrued emissions expense—current	814	—	—			814
Deferred revenue	40	1,189	—			1,229
Notes payable—current portion	11,499	—	—			11,499
Finance lease, current portion	570	12	—			582
Income taxes payable	1,567	—	—			1,567

Total current liabilities	20,454	4,851	4,765			30,070
Deferred tax liability	482	—	4,623	(b	)(c)	5,105
Notes payable—net of current portion	7,064	—	—			7,064
Finance lease obligation, net of current portion	409	—	—			409
Asset retirement obligations	2,345	—	—			2,345
Environmental trust liability	4,994	—	—			4,994
Other long-term liabilities	—	907	—			907

Total liabilities	35,748	5,758	9,388			50,894
Stockholders’ equity:
Common stock	—	3	(3)	(b	)	—
Members’ capital	—	—	—	(d	)	—
Common stock class A	—	—	—			—
Common stock class B	3	—	—			3
Series A preferred GGHI	1	—	—			1
Additional paid-in-capital	113,054	259,620	(259,620)	(b	)	355,385
			204,068	(b	)
			38,263	(e	)
Treasury stock, at cost	—	(5,297)	5,297	(b	)	—
Accumulated other comprehensive loss	—	(2,482)	2,482	(b	)	—
Accumulated deficit	(20,119)	(211,597)	211,597	(b	)	(63,147)
			(4,765)	(h	)
			(38,263)	(e	)

Total stockholders’ equity	92,939	40,247	159,056			292,242

Total liabilities and stockholders’ equity	$128,687	$46,005	$168,444			$343,136

Pro Forma Condensed Combined Statement of Operations—Three Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Froma Adjustments	Note 4		Pro Froma Combined
Revenues	$16,176	$8,512	$—			$24,688
Cost of revenues (exclusive of depreciation and amortization shown below)	4,724	5,492	(20)	(k	)	10,196
Engineering and IT	—	555	(8)	(k	)	547
Selling, general and administrative	4,565	3,314	(57)	(k	)	7,822
Depreciation and amortization	1,603	—	85	(k	)	2,497
			809	(f	)

Income (loss) from operations	5,284	(849)	(809)			3,626
Interest income (expense) and other	(369)	75	—	(g	)	(294)

Income (loss) before income taxes	4,915	(774)	(809)			3,332
Income tax provision	(1,397)	(25)	223	(i	)	(1,199)

Net income (loss)	$3,518	$(799)	$(587)			$2,132

Net income (loss) per common share:
Basic	$0.10	($0.03)				$0.06
Diluted	$0.08	($0.03)				$0.06
Weighted average common shares outstanding
Basic	28,320	24,150	(24,150)	(b	)	38,360
			10,040	(l	)
Diluted	35,425	24,150	(24,150)	(b	)	38,360
			2,935	(l	)

Pro Forma Condensed Combined Statement of Operations—Six Months Ended June 30, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Froma Adjustments	Note 4		Pro Froma Combined
Revenues	$27,239	$18,143	$—			$45,382
Cost of revenues (exclusive of depreciation and amortization shown below)	9,146	11,587	(70)	(k	)	20,663
Engineering and IT	—	1,479	(9)	(k	)	1,470
Selling, general and administrative	8,060	7,945	(112)	(k	)	15,893
Depreciation and amortization	2,864	—	191	(k	)	4,673
			1,618	(f	)

Income (loss) from operations	7,169	(2,868)	(1,618)			2,683
Interest income (expense) and other	(243)	117	22	(g	)	(104)

Income (loss) before income taxes	6,926	(2,751)	(1,596)			2,579
Income tax provision	(2,129)	(42)	439	(i	)	(1,732)

Net income (loss)	$4,797	$(2,793)	$(1,157)			$847

Net income (loss) per common share:
Basic	$0.15	($0.13)				$0.02
Diluted	$0.12	($0.13)				$0.02
Weighted average common shares outstanding
Basic	28,283	22,189	(22,189)	(b	)	38,360
			10,077	(l	)
Diluted	35,245	22,189	(22,189)	(b	)	38,360
			3,115	(l	)

Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2020

(in thousands, except per share amounts)

	Greenidge	Reorganization Pro Forma Adjustments	Note 4		Pro Forma Greenidge Post Reorganization	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$20,114	$—			$20,114	$43,864	—			$63,978
Cost of revenues (exclusive of depreciation and amortization shown below)	12,600	—			12,600	28,921	(247)	(k	)	41,274
Engineering and IT	—	—			—	3,655	(5)	(k	)	3,650
Selling, general and administrative	5,581	—			5,581	11,236	7,781	(h	)	62,794
							38,263	(e	)
							(67)	(k	)
Depreciation and amortization	4,564	—			4,564	—	319	(k	)	8,120
							3,237	(f	)

Income (loss) from operations	(2,631)	—			(2,631)	52	(49,281)			(51,860)
Interest income (expense) and other	(659)	—			(659)	496	573	(g	)	410

Income (loss) before income taxes	(3,290)	—			(3,290)	548	(48,708)			(51,450)
Income tax provision	—	(482)	(j	)	(482)	(102)	9,935	(i	)	9,351

Net income (loss)	$(3,290)	$(482)			$(3,772)	$446	$(38,773)			$(42,099)

Net income (loss) per common share:
Basic					($0.13)	$0.02				($1.11)

Diluted					($0.13)	$0.02				($1.11)

Weighted average common shares outstanding:
Basic					28,000	19,192	(19,192)	(b	)	38,040
							10,040	(l	)
Diluted					28,000	19,369	(19,369)	(b	)	38,040
							10,040	(l	)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Greenidge and Support.com, Inc. (“Support”).

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Greenidge and Support are aligned with the exception of presentation of depreciation and amortization. Accordingly, there are adjustments to give effect for accounting policy alignment for depreciation and amortization in the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”

Description of Transaction

On September    , 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 19, 2021, (the “Merger Agreement”), by and among Greenidge, Support and GGH Merger Sub, Inc. (“Merger Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Support, the separate corporate existence of Merger Sub ceased and Support survived as a wholly owned subsidiary of Greenidge (such transaction, the “Merger”).

Basis of Presentation

We are the successor entity for accounting purposes to Greenidge Generation Holdings LLC (“GGH LLC”) as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares of our common stock. Also, on January 29, 2021, in connection with the restructuring, the outstanding principal loan balance plus accrued but unpaid interest aggregating to $3.6 million due to Atlas and its affiliate was converted into shares of our common stock and deemed paid in full. As a result of this restructuring transaction, GGH LLC became a wholly owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

On March 16, 2021, we amended our organizational documents whereby (i) we established our class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock. All share amounts presented have been restated to reflect this 4 for 1 split. In connection with this, the effective conversion rate for the Series A preferred stock issued in the Series A Private Placement, discussed further in Note 2, Financing transaction, was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale.

We have preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. We have not yet completed an external valuation analysis of the fair market value of Support’s assets to be acquired and liabilities to be assumed. Using the estimated total purchase consideration for the transaction, we have allocated the purchase price to assets and liabilities based upon preliminary estimates of fair values. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when we have determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include:

•	changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed,

•	other changes to assets and liabilities, and

•	changes to the ultimate purchase consideration.

Note 2—Financing transactions

On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and accredited investors, for an aggregate amount of $40.5 million, or $37.1 million net of expenses. After giving effect to a 4 for 1 stock split on March 16, 2021, each share of series A preferred stock is convertible into four shares of class B common stock.

In connection with the execution of the Merger Agreement, and as a condition to our willingness to enter into the Merger Agreement, on March 19, 2021, Support entered into the subscription agreement with 210 Capital, LLC. Pursuant to the subscription agreement, 210 Capital, LLC purchased an aggregate of 3,909,871 shares of Support’s common stock for a purchase price of $1.85 per share, or an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support’s common stock.

Note 3—Preliminary purchase price allocation

We have performed a preliminary valuation analysis of the fair value of Support’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date based upon the market capitalization of Support.com (in thousands):

Cash and cash equivalents	$32,295
Short term investments	6,201
Accounts receivable	5,470
Prepaid expenses and other current assets	601
Property and equipment	1,043
Other assets	395
Accounts payable	(242)
Accrued Expenses and other current liabilities	(3,420)
Deferred revenue	(1,189)
Other liabilities	(907)
Intangible assets	16,810	(1)
Deferred tax liability	(4,623	)(2)
Goodwill	151,634	(3)
Total consideration	$204,068

(1)	To reflect the intangible assets, based upon a preliminary estimate of fair value and consists of customer contracts and trade name recognized as a result of the transaction.
(2)	The deferred tax liability resulting from the increase in basis of intangible assets, as applicable, for book purposes but not for tax purposes was calculated using a 27.5% effective tax rate.
(3)	To reflect the goodwill recognized as a result of the transaction.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Support based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the balance sheet.

Note 4—Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects the intangible assets based upon preliminary estimates of fair value of customer contracts and tradename recognized as a result of the transaction.

(b)

Represents the elimination of the historical equity of Support and the initial allocation of the purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$204,068 (y)
Common stock	(3)
Additional paid-in captial	(259,620)
Treasury stock	5,297
Accumulated other comprehensive loss	2,482
Accumulated deficit	211,597
Assets:
Intangible assets	(16,810)
Liabilities:
Deferred tax liability	4,623

Goodwill	$151,634

(y)

Consideration of $204.1 million assumes a price per share of Support common stock of $7.94 (which is the VWAP for the ten-day trading period ending on August 9, 2021) and that the fully diluted amount of Support common stock is 25,201,286. Note that this is an illustrative purchase price and the final purchase price will be determined at the date the transaction is consummated.

(c)

Adjusts the deferred tax liabilities resulting from the transaction. The estimated increase in deferred tax liabilities stems from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 27.5%.

(d)

Reflects the March 16, 2021 amendments to the organizational documents of Greenidge whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock of Greenidge was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock of Greenidge. In connection with this, the effective conversion rate for the series A preferred stock issued in the Series A Private Placement was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale. These events eliminated the historical equity of GGH LLC and established class A common stock and class B common stock at a par value of $0.0001 per share.

(e)

Reflects an adjustment for the estimated value of the Investor Fee based upon the percent ownership and the estimated valuation of the combined company using the assumptions noted in (y) above. This cost will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(f)

Reflects an adjustment for amortization of intangible assets, consisting of customer contracts and the Support.com trade name, recognized as a result of the transaction. The estimated value for the customer contracts is $15.6 million, which was determined by the present value of expected cash flows from such contracts. The estimated value of the customer contracts is assumed to be amortized over five years on a straight line basis. The estimated value of the Support.com trade name is $1.3 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit. The estimated value of the trade name is assumed to be amortized over 10 years on a straight line basis.

(g)	Reflects the elimination of interest expense related to loans from Greenidge’s controlling shareholder that have been deemed fully satisfied.

(h)

Reflects an adjustment for estimated transaction costs for both Greenidge and Support, such as adviser fees, legal and accounting expenses not yet incurred as of June 30, 2021. These costs will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(i)

Adjusts the tax provision to reflect the impact on the income tax provision resulting from the proforma adjustments, while assuming that the consolidated entity is a taxable entity due to the reorganization from an LLC to a corporation as of January 1, 2020.

(j)

Reflects an adjustment for the proforma effect of the reorganization from an LLC to a corporation, as if the reorganization occurred on January 1, 2020, to recognize a deferred tax liability for the differences between the recorded values and tax bases of assets and liabilities.

(k)	Adjusts Support’s results to present depreciation and amortization as a separate line item, consistent with Greenidge’s presentation.

(l)

The unaudited pro forma condensed combined financial statements assume there will be 3,560,435 class A common stock shares outstanding, of which 2,998,261 shares will be issued to Support stockholders as consideration for the Merger and 562,174 shares will be issued to the Investor and 34,800,000 shares of class B common stock outstanding (inclusive of 320,000 shares issued during the first quarter of 2021 for the exercise of stock options and the purchase of miners) upon completion of the Merger and conversion of the series A preferred stock. The diluted shares included in the Greenidge financial statements include approximately 1.1 million shares related to options and restricted shares of Greenidge.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR GREENIDGE

The following discussion should be read together with the audited financial statements and the related notes thereto of Greenidge for the years ended December 31, 2020 and 2019 and the unaudited interim financial statements and related notes thereto of Greenidge for the three and six months ended June 30, 2021 and 2020 included elsewhere in this prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. For purposes of this section, “the Company,” “we,” “us” and “our” refer to Greenidge (i.e. Greenidge Generation Holdings Inc. together with its consolidated subsidiaries prior to the Merger). You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Overview

Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 28,000,000 shares (on a split-adjusted basis) of our common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH LLC for the periods before January 29, 2021 and Greenidge thereafter. On March 16, 2021, we effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock (and each outstanding share of series A preferred stock would be convertible into four times as many shares of common stock as it was previously convertible into).

We own a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound approximately 106 MW natural gas power generation facility that has undergone a remarkable transformation in recent years. We enjoy significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to our access to the Millennium Pipeline price hub, which provides relatively low market rates for natural gas. We are currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently meeting the power needs of homes and businesses in our region.

As of June 30, 2021, we powered approximately 32 MW of mining capacity, substantially all of which is dedicated to bitcoin mining. The bitcoin mining operations generate revenue through the exchange of bitcoins earned by ASICs as rewards and transaction fees for U.S. dollars and through revenue earned from third parties for hosting ASICs owned by third parties and providing operations, maintenance and other blockchain related services to third parties.

We also sell electricity generated by our power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. We opportunistically increase or decrease the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market.

Our primary business objective is to grow revenue by further leveraging our capability to own captive power resources and expand our bitcoin mining operations and blockchain services offerings. We currently internally generate all the power we require for bitcoin mining and do not purchase power from any third-party suppliers for either our mining or power generation operations. We believe that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Our behind-the-meter power generation capability provides us with stable delivery due to the absence of any contract negotiation risk with third-party power suppliers, the absence of transmission and distribution cost risk and the firm delivery of gas via our captive pipeline. Notwithstanding the structural stability of our behind-the-meter capabilities, we do however procure natural gas through a third-party energy manager which schedules delivery of our natural gas needs from the wholesale market which is subject to price volatility. We procure the majority of our gas at spot prices and enter into fixed price forward contracts from time to time for the purchase of a portion of anticipated natural gas purchases based on prevailing market conditions to partially mitigate the financial impacts of natural gas price volatility. These forward contracts qualify for the normal purchases and sales exception under ASC 815, Derivatives and Hedging, as it is probable that these contracts will result in physical delivery.

Volatility in the natural gas market may impact our results of operations. While natural gas prices decreased in 2020, partially due to COVID-19 related demand reduction, volatility in the natural gas market may be caused by disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers. We procure the majority of our natural gas supply from the Millennium East hub which since 2019 has provided some of the lowest-cost and lowest-volatility natural gas supply in the United States, including during periods of increased volatility such as during February 2021.

Current gas prices are also consistent with Millennium East pool forward gas prices and we expect this trend to continue going forward. The most material factor that causes price volatility in our natural gas supply is cold weather related increases in demand during the winter months. We typically hedge a portion of the gas during this period in order to minimize the impact of weather-related gas price volatility on our operations by entering into physically settled natural gas forward contracts with our energy manager. Furthermore, we have procured firm natural gas transportation capacity at a fixed rate for a portion of our natural gas supply, thereby reducing our exposure to volatility in natural gas transportation costs. Gas transportation is procured through a long-term contract with an expiration date in September 2031. We believe there are no material renegotiation or counterparty risks for either gas forward contracts or firm transportation.

On July 2, 2021, we announced that we had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which we intend to develop our next bitcoin mining operation, using existing electrical infrastructure at the location. We have not yet executed a binding lease for the Spartanburg facility, no major terms have been agreed to between the parties, no commitment with respect thereto has arisen and there can be no assurance that a satisfactory agreement can be reached, however we expect that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.

Miner Fleet Growth

We began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at our power generation facility in the Town of Torrey, New York. We launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, we had approximately 6,900 miners deployed on our site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 exahash per second (“EH/s”). Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to our peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or terahash per second (“TH/s”) and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of our fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

During the first six months of 2021, we deployed approximately 4,700 additional miners comprised primarily of MicroBT M30 and M31 Whatsminers, bringing our estimated maximum hash rate to 0.83 EH/s consuming approximately 32 MW of the power plant’s total capacity of approximately 106 MW. As of June 30, 2021, in aggregate, we had approximately 11,700 miners deployed on our site capable of producing an estimated aggregate hash rate capacity of 0.83 EH/s and had entered into additional commitments to acquire 2,000 Bitmain

S19 Units scheduled to be delivered and installed beginning in the third quarter of 2021 and 1,000 MicroBT M30 Whatsminers, 800 S19j Bitmain Antminers and 1,400 S19j Pro Bitmain Antminers scheduled for deployment in the third and fourth quarters of 2021. We also entered into commitments for an additional 4,600 S19j Pro Bitmain Antminers to be delivered and installed through 2022.

Between July 1, 2021 and July 31, 2021, we deployed approximately 1,200 of the previously committed S19 Pro Bitmain Antminers and approximately 1,500 M30 Whatsminers, of which 500 were previously committed.

With the full deployment of these new miners, our total fleet is expected to comprise approximately 22,500 total miners and is expected to consume approximately 66 MW of electricity. These new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than our existing miner fleet. With the deployment of the aforementioned miners in 2021, we expect to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of our miners contracted to be purchased, we expect to achieve a total hash rate capacity of approximately 1.9 EH/s.

Business Environment

The second quarter of 2021 saw a continuation of quarterly sequential revenue growth driven by cryptocurrency mining revenue due to the miner fleet growth. The higher hashrate capacity combined with a lower level of mining difficulty and a higher average bitcoin value during the second quarter of 2021 fueled the revenue growth as compared to the first quarter of 2021. Total revenue grew 46% sequentially, with cryptocurrency mining revenue growing 56% and power and capacity revenue growing 2%. The revenue growth drove a sequential 140% growth in income from operations.

Results of Operations

Comparison of Quarters Ended June 30, 2021 and 2020 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge during the quarters ended June 30, 2021 and 2020.

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$16,176	$4,672	$11,504	246.2%
Cost of revenue (exclusive of depreciation and amortization shown below)	4,724	2,582	2,142	83.0%
Selling, general and administrative expenses	4,565	1,189	3,376	283.9%
Depreciation and amortization	1,603	1,130	473	41.9%
Income (loss) from operations	5,284	(229)	5,513	N/A
Other income (expense):
Interest expense	(202)	—	(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%
Total other expense, net	(369)	(342)	(27)	7.9%
Income (loss) before income taxes	4,915	(571)	5,486	N/A
Provision for income taxes	(1,397)	—	(1,397)	N/A
Net income (loss)	$3,518	$(571)	$4,089	N/A

Revenue

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$14,064	$3,341	$10,723	321.0%
Power and capacity	2,112	1,331	781	58.7%

Total revenue	$16,176	$4,672	$11,504	246.2%

Cryptocurrency mining revenue. For our cryptocurrency mining revenue, we generate electricity on-site from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $10.7 million, or 321.0%, to $14.1 million for the quarter ended June 30, 2021 from $3.3 million for the quarter ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.37 EH/S for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. The increase in our cryptocurrency mining revenue from the quarter ended June 30, 2020 to the quarter ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the quarter ended June 30, 2021, we mined 315 bitcoins at an average price of approximately $42,781 as compared to 403 bitcoins at an average price of approximately $8,199 in the same period in 2020. The 422% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 47% average difficulty increase.

Power and capacity revenue. Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $0.8 million, or 58.7%, to $2.1 million for the quarter ended June 30, 2021 from $1.3 million for the quarter ended June 30, 2020. Power revenue was comparatively higher in the quarter ended June 30, 2021 due to warmer weather in the month of June of 2021 as compared to 2020 and lower power demand in general in 2020 due to the COVID-19 lockdowns. For the quarter ended June 30, 2021, 51% higher prices were partially offset by a 21% decline in volume. These increase in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home regulations during 2020, which reduced the demand for power. As the COVID-19 regulations are lifted, we do not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Quarters Ended June 30,
	2021	2020
Cryptocurrency mining	86.9%	71.5%
Power and capacity	13.1%	28.5%

Total revenue	100.0%	100.0%

For the quarters ended June 30, 2021 and 2020, our power customer accounted for 13.1% and 28.5% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows us the option to change pool operators at any time. Revenues from our largest pool operator comprised approximately 75% and 61% of total revenues for the quarters ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the quarters ended June 30, 2021 and 2020.

Cost of revenue (exclusive of depreciation and amortization)

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$2,754	$1,362	$1,392	102.2%
Power and capacity	1,970	1,220	750	61.5%

Total cost of revenue	$4,724	$2,582	$2,142	83.0%

Cost of cryptocurrency mining. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the cryptocurrency mining operation. Cost of sales excluding depreciation and amortization increased by $1.4 million, to $2.8 million for the quarter ended June 30, 2021 from $1.4 million for the quarter ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $0.8 million, to $2.0 million for the quarter ended June 30, 2021 from $1.2 million for the quarter ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the quarter ended June 30, 2021. The gas cost per dekatherm for the quarter ended June 30, 2021 was $2.17 as compared to $1.56 per dekatherm for the quarter ended June 30, 2020.

Selling, general and administrative expenses

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$4,565	$1,189	$3,376	283.9%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the quarter ended June 30, 2021 increased $3.4 million, or 283.9%, as compared to the same period in 2020, partially due to approximately $0.9 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash stock compensation of $0.4 million (as compared to none for the same period ended 2020).

Depreciation and amortization

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$1,603	$1,130	$473	41.9%

Depreciation and amortization for the quarter ended June 30, 2021 increased $0.5 million to $1.6 million for the quarter ended June 30, 2021 from $1.1 million for the quarter ended June 30, 2020 due to the purchase and deployment of additional miners.

Income (Loss) from operations

Income (Loss) from operations. We reported income from operations of $5.3 million for the quarter ended June 30, 2021 as compared to a loss from operations of $0.2 million for the quarter ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.

Other income (expense), net

	Quarters Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(202)	$—	$(202)	N/A
Interest expense—related party	—	(273)	273	N/A
Loss on sale of digital assets	(154)	(44)	(110)	250.0%
Other expense, net	(13)	(25)	12	-48.0%

Total other expense, net	$(369)	$(342)	$(27)	7.9%

Interest expense. Represents interest on outstanding indebtedness during the quarter ended June 30, 2021. There was interest expense for the quarter ended June 30, 2021 related to the secured financing entered into in 2021 associated with the purchase of additional miners.

Interest expense- related party. Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the quarters ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.

Loss on the sale of digital assets. Represents a loss in connection with the sale of digital assets (bitcoin) during the quarters ended June 30, 2021 and 2020.

Provision for income taxes

	Quarters Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$4,915	$(571)
Provision for income taxes	$(1,397)	$—
Effective Tax Rate	28.4%	0.0%

Provision for income taxes: Represents estimated provision for income taxes for the quarters ended June 30, 2021 and June 30, 2020. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income tax was $1.4 million for the quarter ended June 30, 2021, with an effective tax rate of 28.4%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes.

Net Income (Loss)

Net income (loss). As a result of the factors described above, net income (loss) improved by $4.1 million to income of $3.5 million for the quarter ended June 30, 2021 from a loss of $0.6 million for the quarter ended June 30, 2020.

Comparison of Six Months Ended June 30, 2021 and 2020 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge during the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Total revenue	$27,239	$7,814	$19,425	248.6%
Cost of revenue (exclusive of depreciation and amortization shown below)	9,146	4,609	4,537	98.4%

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	8,060	2,638	5,422	205.5%
Depreciation and amortization	2,864	2,163	701	32.4%

Income (loss) from operations	7,169	(1,596)	8,765	N/A
Other income (expense):
Interest expense	(368)	—	(368)	N/A
Interest expense—related party	(22)	(540)	518	-95.9%
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	(243)	(581)	338	-58.2%

Income (loss) before income taxes	6,926	(2,177)	9,103	N/A
Provision for income taxes	(2,129)	—	(2,129)	N/A

Net income (loss)	$4,797	$(2,177)	$6,974	N/A

Revenue

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$23,061	$5,630	$17,431	309.6%
Power and capacity	4,178	2,184	1,994	91.3%

Total revenue	$27,239	$7,814	$19,425	248.6%

Cryptocurrency mining revenue. For our cryptocurrency mining revenue, we generate electricity on-site from our power plant and use that electricity to power ASIC miners, generating bitcoin which we then exchange for U.S. dollars or hold in our wallet. Our cryptocurrency mining revenue increased by $17.4 million, or 309.6%, to $23.1 million for the six months ended June 30, 2021 from $5.6 million for the six months ended June 30, 2020. Such increase was attributable to our increased mining fleet from an average hash rate of approximately 0.29 EH/s for the quarter ended June 30, 2020 to an average of 0.5139 EH/s for the six months ended June 30, 2021. The increase in our cryptocurrency mining revenue from the six months ended June 30, 2020 to the six months ended June 30, 2021, is a function of increased average bitcoin selling price and growth in our hashrate capacity, offset by increased difficulty and the halving event. For the six months ended June 30, 2021, we mined 528 bitcoins at an average price of approximately $45,952 and mined 685 bitcoins at an average price of approximately $8,656 in the same period in 2020. The 531% increase in bitcoin price and our growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and a 43% average difficulty increase.

Power and capacity revenue. Power and capacity revenue is earned when we sell capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, we earn revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Our power and capacity revenue increased by $2.0 million, or 91.3%, to $4.2 million for the six months ended June 30, 2021 from $2.2 million for the six months ended June 30, 2020. The increase was mainly attributable to the fact that we took a planned outage to further build out our mining operation for a period during the first six months of 2020, while no such outage was taken in the first six months of 2021. Power revenue was also comparatively higher in the six months ended June 30, 2021 due to more extreme weather, which led to higher power demand during the period we were online.

For the six months ended June 30, 2021, 85% higher prices were partially offset by a 5% decrease in volume. These increases in prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home regulations during 2020, which reduced the demand for power. As the COVID-19 regulations are lifted, we do not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Six Months Ended June 30,
	2021	2020
Cryptocurrency mining	84.7%	72.1%
Power and capacity	15.3%	27.9%

Total revenue	100.0%	100.0%

For the six months ended June 30, 2021 and 2020, our power customer accounted for 15.3% and 27.9% of our total revenue, respectively. For cryptocurrency mining, we consider our mining pool operators to be our customers. We have historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows us the option to change pool operators at any time. Revenue from our largest pool operator comprised approximately 73% and 65% of total revenue for the six months ended June 30, 2021 and 2020, respectively. There are no revenues derived from assets outside the United States during the six months ended June 30, 2021 and 2020.

Cost of revenue (exclusive of depreciation and amortization)

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Cryptocurrency mining	$5,150	$1,939	$3,211	165.6%
Power and capacity	3,996	2,670	1,326	49.7%
Total cost of revenue	$9,146	$4,609	$4,537	98.4%

Cost of cryptocurrency mining. Cost of cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of cryptocurrency mining revenue excluding depreciation and amortization increased by $3.2 million, to $5.2 million for the six months ended June 30, 2021 from $1.9 million for the six months ended June 30, 2020. This increase was primarily due to the increases in our bitcoin mining fleet and hash rate.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by us and sold to the grid. Cost of power and capacity revenue increased by $1.3 million, to $4.0 million for the six months ended June 30, 2021 from $2.7 million for the six months ended June 30, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the six months ended June 30, 2021. The gas cost per dekatherm for the six months ended June 30, 2021 was $2.38 as compared to $1.66 per dekatherm for the six months ended June 30, 2020.

Selling, general and administrative expenses

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Selling, general and administrative expenses	$8,060	$2,638	$5,422	205.5%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the six months ended June 30, 2021 increased $5.4 million, or 205.5%, as compared to the same period in 2020, partially due to approximately $1.2 million of costs associated with the Merger and costs related to becoming a public company. Additionally, selling, general and administrative expenses increased due to costs related to the growth of corporate infrastructure to support our growth including non-cash stock compensation of $1.1 million (as compared to none for the same period ended 2020).

Depreciation and amortization

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Depreciation and amortization	$2,864	$2,163	$701	32.4%

Depreciation and amortization for the six months ended June 30, 2021 increased $0.7 million to $2.9 million due to the purchase and deployment of additional miners.

Income (loss) from operations

Income (Loss) from operations. We reported income from operations of $7.2 million for the six months ended June 30, 2021 as compared to a loss from operations of $1.6 million for the six months ended June 30, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.

Other income (expense), net

	Six Months Ended June 30,		Increase (Decrease)
$ in thousands	2021	2020	$ Amount	% Change
Interest expense	$(368)	$—	$(368)	N/A
Interest expense—related party	(22)	(540)	518	N/A
Gain (loss) on sale of digital assets	141	(25)	166	N/A
Other income (expense), net	6	(16)	22	N/A

Total other expense, net	$(243)	$(581)	$338	-58.2%

Interest expense. Represents interest on outstanding indebtedness during the six months ended June 30, 2021. There was interest expense for the six months ended June 30, 2020 related to the secured financing entered into in 2021 associated with the purchase of additional miners.

Interest expense- related party. Represents interest on outstanding related party indebtedness due to Atlas and its affiliates for the six months ended June 30, 2021 and 2020. The indebtedness to Atlas was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.

Gain (loss) on the sale of digital assets. Represents the change in value of digital assets (bitcoin) between the time the bitcoin is earned and liquidated during the six months ended June 30, 2021 and 2020.

Provision for income taxes

	Six Months Ended June 30,
$ in thousands	2021	2020
Income (loss) before income taxes	$6,926	$(2,177)
Provision for income taxes	$(2,129)	$—
Effective Tax Rate	30.7%	0.0%

Provision for income taxes. Represents estimated provision for income taxes for the six months ended June 30, 2021. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. The provision for income taxes was $2.1 million for the six months ended June 30, 2021, with an effective tax rate of 30.7%. The effective tax rate was higher than the Statutory federal rate primarily due to state income taxes, as well as the recognition of a deferred tax liability associated with the reorganization from an LLC to a corporation.

Net Income (Loss)

Net income (loss). As a result of the factors described above, net income (loss) improved by $7.0 million to income of $4.8 million for the six months ended June 30, 2021 from a loss of $2.2 million for the six months ended June 30, 2020.

Key Metrics and Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, we believe the following key metrics and non-GAAP measures are useful in evaluating our operational performance. We use the following key metrics and non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

Bitcoins Mined

The number of bitcoins mined in the quarter ended June 30, 2021 was approximately 315 compared with approximately 403 bitcoins in the quarter ended June 30, 2020. Our mining fleet grew from an average hash rate of approximately 0.37 EH/s for the quarter ended June 30, 2020 to an average of 0.64 EH/s for the quarter ended June 30, 2021. Despite this growth in the number of miners, we saw a decrease in bitcoins mined quarter over quarter. Several factors impacted the rate at which bitcoin is mined, including an increase in overall network difficulty (a measure of how difficult it is to earn a block reward) of 47% on average during this period, as well as the halving event which occurred in May 2020. The halving event reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, effectively reducing the total bitcoins mined across the entire bitcoin network by half. This halving event, which occurs approximately every four years, paired with an increase in network difficulty led to a decline in the number of bitcoins mined by us for the quarter ended June 30, 2021 as compared with the quarter ended June 30, 2021.

The number of bitcoins mined in the six months ended June 30, 2021 was approximately 528 as compared to 685 during the six months ended June 30, 2020.

Network transaction fees are charged to users of the bitcoin network for moving bitcoin on the blockchain, and are paid to the miners along with the block reward when a miner solves a block. The percentage of transactions fees paid to miners as compared to total bitcoins mined for the periods presented fluctuate with network congestion, which happens in periods of high transaction volume as well as periods that experience sudden drops in network hashrate (slowing down transaction processing). Transaction fees as a percentage of block rewards are expected to continue to be volatile, and this percentage is expected to generally trend upward as block rewards halve and assuming adoption of bitcoin continues to increase transaction volume.

Power and Mining Capacity

As of June 30, 2021 and June 30, 2020, we had a power capacity (when not mining) of approximately 106MW and a mining capacity of approximately 32MW and 17MW, respectively. Our power capacity is the measure of total rated net MW output of our power plant and represents the maximum useful output of our power generation facilities, whereas mining capacity is the number of rated net MW output from our power generation facilities devoted to bitcoin mining activity.

Revenue and Cost of Revenue (exclusive of depreciation and amortization) per MWh

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Revenue
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	$2,112	$1,331	$4,178	$2,184
Revenue per MWh
Cryptocurrency mining	$220	$106	$206	$115
Power and capacity	$51	$25	$51	$25
Cost of revenue (exclusive of depreciation and amortization)
Cryptocurrency mining	$2,754	$1,362	$5,150	$1,939
Power and capacity	$1,970	$1,220	$3,996	$2,670
Cost of revenue per MWh (exclusive of depreciation and amortization)
Cryptocurrency mining	$43	$43	$46	$40
Power and capacity	$47	$23	$49	$31
MWh
Cryptocurrency mining	63,803	31,595	112,089	48,786
Power and capacity	41,747	53,045	82,075	86,574

Cryptocurrency mining revenue per MWh and power and capacity revenue per MWh are used by management to consider the extent to which we will generate electricity to either mine cryptocurrency or sell power to the New York wholesale power market. Cost of revenue (excluding depreciation and amortization) per MWh represents a measure of the cost of natural gas, emissions credits, payroll and benefits and other direct production costs associated with the MWhs produced to generate the respective revenue category for each MWh utilized. Depreciation and amortization costs are excluded from the cost of revenue (exclusive of depreciation and amortization) per MWh metric; therefore, not all cost of revenues for cryptocurrency mining and power and capacity are fully reflected. To the extent any other bitcoin miners are public or may go public, the cost of revenue (exclusive of depreciation and amortization) per MWh metric may not be comparable because some competitors may include depreciation in their cost of revenue figures.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as earnings before interest, taxes, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, including, but not limited to business development, fair value adjustments for certain financial liabilities (including asset retirement obligations), costs associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Quarters Ended June 30,		Six Months Ended June 30,
$ in thousands	2021	2020	2021	2020
Net income (loss)	$3,518	$(571)	$4,797	$(2,177)
Provision for income taxes	1,397	—	2,129	—
Interest expense, net	202	273	390	540
Depreciation and amortization	1,603	1,130	2,864	2,163

EBITDA	6,720	832	10,180	526
Stock-based compensation	407	—	1,063	—
Merger and public company filing related costs (1)	938	—	1,248	—

Adjusted EBITDA	$8,065	$832	$12,491	$526

(1)	Merger and public company filing costs relate to costs associated with the Merger, the corporate reorganization from an LLC, public registration of shares and associated costs.

Liquidity and Capital Resources

On June 30, 2021, we had cash and cash equivalents of $37.9 million and an accumulated deficit of $20.1 million. To date, we have primarily relied on debt and equity financing to fund our operations and to meet ongoing working capital needs and to execute on the initial stages of our business plan. On January 29, 2021, we completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and investors for an aggregate amount of $40.5 million. Even with the successful closing of the private placement offering and the anticipated cash and cash equivalents available from the Merger, we may seek to raise capital through alternative sources, such as a public offering, an additional private placement of our equity or debt securities or traditional or non-traditional credit type facilities. However, we have not identified any potential source of alternative financing. There can be no guarantees that any such financing would become available to us on acceptable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our class A common stock could decline. Furthermore, if we engage in debt financing, the debt holders would likely have priority over our stockholders, on order of payment preference.

While we held a relatively small amount of digital assets for an extended period as of June 30, 2021, our current business strategy is to sell digital assets within a short period after earning such assets. We may choose to change this strategy in the future. The average period between receipt of bitcoin and the subsequent conversion to cash is less than one day because at least 95% of the bitcoin mined each day is liquidated the same day it is mined. Our liquidity is subject to volatility in both number of bitcoins mined and the underlying price of bitcoin.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments (in thousands) as of June 30, 2021, (the latest practicable date prior to filing of this registration statement) and the years in which these obligations are due:

	Total	Less than 1 Year	1 - 3 Years
Notes payable (1)	$43,791	$20,798	$22,993
Equipment lease (2)	$680	$544	$136
Natural gas commitments (3)	$1,718	$1,718	$—
Purchase commitments (4)	$22,471	$22,471	$—

(1)	The Notes payable amounts presented in the above table include financed principal obligations plus estimated contractual future interest and risk premium payments.
(2)	Equipment finance lease obligations include fixed monthly rental payments and exclude estimated revenue sharing payments.
(3)	Represents off balance sheet arrangements to purchase gas through March 1, 2022.
(4)	Represents miner purchase commitments as of June 30, 2021

The Notes payable are associated with equipment finance and security agreements that financed the purchase of miners that have been delivered. These notes carry an annual interest rate of between 15%—17%, and are repaid by way of blended payments of interest and principal, as well as an additional risk premium payment, with the final payment due 18 months from delivery date.

In March 2021, we entered into an equipment lease agreement for certain mining units. In conjunction with the lease agreement, we recorded a finance lease obligation of $1.2 million and a right-of-use asset of $1.4 million. The lease includes obligations for a monthly fixed payment of less than $0.1 million and a revenue sharing obligation of 10% of the revenue attributable to the miners purchased. The lease ends in August 2022, at which point the equipment transfers to us.

As of June 30, 2021 we had outstanding commitments to purchase an additional 6,300 miners with a remaining cash commitment of $22.5 million, which has been included in the table above. We have $23.5 million of committed financing associated with these miners that will be funded upon delivery. These purchase commitments are cancellable only by us; however, if we were to cancel, we would forfeit the equipment deposits paid.

The $23.5 million of committed financing for the miner purchase commitments are generally for a term of 18 months from delivery date with interest rates between 15% to 17% and require an additional risk premium payment.

Since the end of the second quarter through August 25, 2021, we had purchased and deployed approximately 1,000 M30 Whatsminers and entered into an agreement to purchase an additional 1.500 S19j Pro Bitmain Antminers. The aggregate amount of these additional purchases was approximately

$13.3 million.

In the next twelve months, we expect that our operations and committed financing arrangements will provide sufficient cash for our operating expenses, purchase commitments, capital expenditures, interest payments and debt repayments. This is predicated on us achieving our forecast which could be negatively impacted by items outside of our control, in particular, significant decreases in the price of Bitcoin, regulatory changes concerning cryptocurrency or other macroeconomic conditions including if further COVID-19 outbreaks require further statewide shutdowns.

Summary of Cash Flow

The following table provides information about our net cash flow (in thousands) for the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$9,402	$695
Net cash used in investing activities	(29,581)	(8,913)
Net cash provided by financing activities	53,017	—
Net change in cash and cash equivalents	32,838	(8,218)
Cash and cash equivalents at beginning of year	5,052	11,750
Cash and cash equivalents at end of period	$37,890	$3,532

Net cash provided by operating activities was $9.4 million for the six months ended June 30, 2021, as compared to $0.7 million for the six months ended June 30, 2020. The increase in the operating cash flow during the first six months of 2021 as compared to 2020 was driven primarily by the cash generated from net income (which is the net income adjusted for depreciation, deferred taxes, accretion of asset retirement obligations, (gain) loss on sale of digital assets, stock-based compensation and loss on environmental liability), which improved by approximately $9.1 million.

Net cash used in investing activities was $29.6 million for the six months ended June 30, 2021, as compared to $8.9 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash used in investing activities significantly increased as compared to the prior year due to our expansion of our miner fleet for cryptocurrency mining.

Net cash provided by financing activities was $53.0 million for the six months ended June 30, 2021, as compared to $0.0 million for the six months ended June 30, 2020. For the six months ended June 30, 2021, the net cash provided by financing activities consisted of $37.1 million in proceeds from issuance of preferred stock, $17.1 million from notes payable and capital lease obligations and $1.0 million from stock options exercised, offset by repayments on notes payable and finance lease obligations related to equipment finance agreements of $2.2 million.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Critical Accounting Policies and Estimates

We believe the following accounting policies are most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Accounts Receivable

We provide credit in the normal course of business to our power customer, the NYISO. We perform periodic credit evaluations of our customer’s financial condition and generally do not require collateral. The NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. There are currently no accounts receivable associated with cryptocurrency mining revenues.

Digital Assets

Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, and are accounted for in connection with our revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Events or circumstances that may trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining an impairment exists, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. We have assessed these digital assets and determined no impairment existed as of June 30, 2021. As of June 30, 2021, our digital assets consisted of approximately 29.2 bitcoins compared to 26.1 bitcoins as of December 31, 2020.

Digital assets awarded to us through our mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. We account for our gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of bitcoin.

Emissions Expense and Credits

We generate carbon dioxide emissions in conjunction with our energy producing activities. As a result, we incur emissions expense and are required to purchase emission credits, which are valued at cost, to offset the liability. We participate in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that we remit credits to offset 50% of our annual emission expense in the following year, for each of the years in the three-year control period (January 1, 2021 to December 31, 2023) with final settlement required subsequent to the three-year control period. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit. After the control period ends, we will remit credits to extinguish the remaining emission expense liability. We recognize expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out basis.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate and are recorded in the period in which the liability is incurred. These liabilities recognized by us relate to our landfill and the decommissioning costs of a coal ash pond that is currently only used for water discharge.

We own and operate a landfill located on our property in the Town of Torrey, NY. As required by the NYSDEC, landfills are required to fund a trust or provide an equivalent financial commitment to cover expenses for approximately 30 years of estimated expenses to maintain the landfill after a landfill has ceased operations. As of June 30, 2021, the landfill owned by us is a fully permitted, operational landfill and acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars. In lieu of a trust, we have negotiated with our largest equity member to maintain a letter of credit guaranteeing the payment of the liability. In accordance with ASC 410-20, Asset Retirement Obligations, we have recorded an environmental liability of $5.0 million and $4.9 million as of June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $5.0 million at June 30, 2021.

We have an obligation associated with coal combustion residuals associated with the closure of a coal ash pond located on our property in the Town of Torrey, NY as coal combustion residuals are subject to Federal and State regulations. In accordance with Federal law and ASC 410-20, Asset Retirement Obligations, we recorded an asset retirement obligation of $2.3 million as of both June 30, 2021 and December 31, 2020. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first six months of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with coal combustion residuals regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Cryptocurrency Mining Revenue

We have entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and our enforceable right to compensation only begins when we provide computing power to the mining pool operator. In exchange for providing computing power, we are entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives less digital asset transaction fees to the mining pool operator. Revenue is measured as the value of the fractional share of the cryptocurrency award received from the pool operator, which has been reduced by the transaction fee retained by the pool operator, for our pro rata contribution of computing power to the mining pool operator for the successful solution of the current algorithm.

Providing computing power in digital asset transaction verification services is an output of our ordinary activities. The provision of providing such computing power is the only performance obligation in our contracts with mining pool operators. The transaction consideration we receive, if any, is noncash consideration, which we measure at fair value on the date received, which is not materially different than the fair value at the contract inception or the time we have earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration we will receive, at which time revenue is recognized.

Pool fees paid by miners to pooling operators are based on a fixed percentage of the theoretical bitcoin block reward and network transaction fees received by miners. Pooling fees are netted against daily bitcoin payouts. We do not expect any material future changes in pool fee percentages paid to pooling operators, however as pools become more competitive, these fees may trend lower over time.

Fair value of the cryptocurrency award received is determined using the quoted price on our primary exchange of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, we may be required to change our policies, which could have an effect on our consolidated financial position and results of operations.

Power and capacity revenue

We recognize power revenue at a point in time, when the electricity is delivered to the NYISO and our performance obligation is met. We recognize revenue on capacity agreements over the life of the contract as our series of performance obligations are met as capacity to provide power is maintained.

Sales tax, value-added tax, and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.

Off-Balance Sheet Arrangements

As of June 30, 2021, we had 685,000 mmbtu of natural gas purchased through March 1, 2022 at an average cost of $2.51 / mmbtu, which represents an aggregate commitment of $1.7 million.

*****

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021 AND 2020

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars Amounts in thousands, except share and member unit data)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,890	$5,052
Digital assets	222	254
Accounts receivable	369	390
Fuel deposits	1,297	808
Prepaid expenses	1,967	155
Emissions credits	981	1,923
Carbon offset credits	684
Miner equipment deposits	16,523	5,959

Total current assets	59,933	14,541
LONG-TERM ASSETS:
Property and equipment, net	67,346	50,686
Right-of-use assets	1,310	—
Other long-term assets	98	148
Total assets	$128,687	$65,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,650	$1,745
Natural gas payable	1,088	935
Accrued emissions expense	814	2,082
Income taxes payable	1,567	—
Accrued expenses	3,226	547
Accrued interest expense —related party	—	20
Deferred revenue	40	272
Notes payable, current portion	11,499	3,273
Notes payable—related party	—	3,573
Finance lease obligation, current portion	570	—

Total current liabilities	20,454	12,447
LONG-TERM LIABILITIES:
Deferred tax liability	482	—
Notes payable, net of current portion	7,064	1,364
Finance lease obligation, net of current portion	409	—
Asset retirement obligations	2,345	2,277
Environmental trust liability	4,994	4,927
Total liabilities	35,748	21,015

COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 20,000,000 and 0 shares authorized, 1,620,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	—
Common stock, par value $0.0001, 500,000,000 and 0 shares authorized, 28,320,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3	—
Additional paid-in capital	113,054	—
Members’ capital, 0 and 49,978 units outstanding as of June 30, 2021 and December 31, 2020, respectively	—	69,276
Accumulated deficit	(20,119)	(24,916)

Total stockholders’ equity	92,939	44,360

Total liabilities and stockholders’ equity	$128,687	$65,375

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUE:
Cryptocurrency mining	$14,064	$3,341	$23,061	$5,630
Power and capacity	2,112	1,331	4,178	2,184

Total revenue	16,176	4,672	27,239	7,814
OPERATING COSTS AND EXPENSES
Cost of revenue—cryptocurrency mining (exclusive of depreciation and amortization shown below)	2,754	1,362	5,150	1,939
Cost of revenue—power and capacity (exclusive of depreciaiton and amortization shown below)	1,970	1,220	3,996	2,670
Selling, general and administrative	4,565	1,189	8,060	2,638
Depreciation and amortization	1,603	1,130	2,864	2,163

Total operating costs and expenses	10,892	4,901	20,070	9,410

Income (loss) from operations	5,284	(229)	7,169	(1,596)
OTHER INCOME (EXPENSE), NET:
Interest expense	(202)	—	(368)	—
Interest expense—related party	—	(273)	(22)	(540)
Loss (gain) on sale of digital assets	(154)	(44)	141	(25)
Other (expense) income, net	(13)	(25)	6	(16)

Total other expense, net	(369)	(342)	(243)	(581)

INCOME (LOSS) BEFORE INCOME TAXES	4,915	(571)	6,926	(2,177)
Provision for income taxes	(1,397)	—	(2,129)	—

NET INCOME (LOSS) AND TOTAL COMPREHENSIVE INCOME (LOSS)	$3,518	$(571)	$4,797	$(2,177)

Earnings per share:
Basic	$0.10		$0.15
Diluted	$0.08		$0.12

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(in thousands, except share and member unit data)

					Additional	Common Units		Preferred Units		Senior Priority Units		Total
	Preferred Stock		Common Stock		Paid—In	Number	Members’	Number	Members’	Number	Members’	Members’	Accumulated
	Shares	Amount	Shares	Amount	Capital	of Units	Capital	of Units	Capital	of Units	Capital	Capital	Deficit	Total
Balance at January 1, 2021	—	$—	—	$—	$—	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360
Contribution of Preferred Units, Senior Priority Units, and notes payable to related party for GGHI Common Stock	—	—	26,800,300	3	72,888	—	—	(39,228)	(39,074)	(10,000)	(30,202)	(69,276)	—	3,615
Contribution of GGH Common Units for GGHI Common Stock	—	—	1,199,700	—	—	(750)	—	—	—	—	—	—	—	—
Proceeds from issuance of preferred stock, net of stock issuance costs of $3,387	1,620,000	1	—	—	37,112	—	—	—	—	—	—	—	—	37,112
Stock-based compensation expense	—	—	—	—	656	—	—	—	—	—	—	—	—	656
Proceeds from stock options exercised	—	—	160,000	—	1,000	—	—	—	—	—	—	—	—	1,000
Stock issued to purchase miners	—	—	160,000	—	991	—	—	—	—	—	—	—	—	991
Net income	—	—	—	—	—	—	—	—	—	—	—	—	1,279	1,279

Balance at March 31, 2021	1,620,000	$1	28,320,000	$3	$112,647	—	$—	—	$—	—	$—	$—	$(23,637)	$89,014
Stock-based compensation expense	—	—	—	—	407	—	—	—	—	—	—	—	—	407
Net income	—	—	—	—	—	—	—	—	—	—	—	—	3,518	3,518

Balance at June 30, 2021	1,620,000	$1	28,320,000	$3	$113,054	—	$—	—	$—	—	$—	$—	$(20,119)	$92,939

Balance at January 1, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(20,350)	$33,724
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,606)	(1,606)

Balance at March 31, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(21,956)	$32,118
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(571)	(571)

Balance at June 30, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(22,527)	$31,547

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	June 30,
	2021	2020
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$4,797	$(2,177)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	2,864	2,163
Deferred income taxes	482	—
Accretion of asset retirement obligations	68	74
(Loss) gain on sale of digital assets	(141)	25
Stock-based compensation expense	1,063	—
Loss on environmental trust liability	67	—
Changes in operating assets and liabilities:
Accounts receivable	21	10
Emissions credits/carbon offsets	258	3
Prepaids and other assets	(2,129)	(1,458)
Accounts payable	(870)	(190)
Income taxes payable	1,567	—
Accrued emissions	(1,268)	473
Accrued expenses	2,623	1,772

Net cash flow provided by operating activities	9,402	695

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,068)	(9,340)
Deposits on miner equipment	(10,564)	—
Project deposit	51	427

Net cash flow used in investing activities	(29,581)	(8,913)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance costs	37,112	—
Proceeds from stock options exercised	1,000	—
Proceeds from notes payable	15,686	—
Principal payments on notes payable	(1,760)	—
Proceeds from finance lease obligations	1,404	—
Repayments of capital lease obligations	(425)	—

Net cash flow provided by financing activities	53,017	—

CHANGE IN CASH AND CASH EQUIVALENTS	32,838	(8,218)
CASH AND CASH EQUIVALENTS—beginning of year	5,052	11,750

CASH AND CASH EQUIVALENTS—end of period	$37,890	$3,532

The accompanying notes are an integral part of these condensed consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenidge Generation Holdings Inc. (“Greenidge”) and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power facility located in Dresden, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to the New York Independent System Operator (“NYISO”) power grid at prices set on a daily basis through the NYISO wholesale market. In addition, the Company receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge (a Delaware corporation). Greenidge was formed in 2021 to oversee and manage the following entities:

•	Greenidge Generation Blocker Inc. (“GGB”), a Delaware corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Generation Holdings LLC (“GGH”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Generation, LLC (“GG”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Lockwood Hills, LLC (“LH”), a New York limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Solar, LLC (“GS”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline, LLC (“GP”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Pipeline Properties Corporation (“GPP”), a New York Corporation and a wholly owned subsidiary of Greenidge

•	Greenidge Markets and Trading, LLC (“GMT”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Secured Lending, LLC (“SL”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge

•	Greenidge Blocker Corp. (“Blocker”), a Delaware corporation and a consolidated variable interest entity

•	Greenidge Coin, LLC (“GC”), a Delaware limited liability company and a wholly owned subsidiary of Greenidge. In January 2021, GC merged into GG and GC was subsequently dissolved.

Variable Interest Entities

The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.

Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019, the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

Plan of Merger

On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjusting, considered necessary for a fair presentation of such interim results.

Greenidge is the successor entity for accounting purposes to GGH as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with the owners of GGH, pursuant to which Greenidge acquired all of the ownership interests in GGH in exchange for 7,000,000 shares of Greenidge’s common stock (28,000,000 shares of GGHI Class B Common Stock after the 4-for-1 split in March 2021). As a result of this transaction, GGH became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH for the periods before January 29, 2021 and Greenidge for the period after January 29, 2021.

The results for the unaudited condensed interim consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2021 or for any future interim period. The unaudited condensed interim consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020 and notes thereto.

The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Company’s December 31, 2020 consolidated financial statements.

Emissions Expense and Credits

The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). In February 2021, the Company settled the emissions allowance for the control period. The Company continues to remit credits in accordance with RGGI. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $402 and $815 for the three and six months ended June 30, 2021, respectively, and $309 and $473 for the three and six months ended June 30, 2020, respectively, which is included in power and capacity cost of revenue in the accompanying condensed consolidated statements of operations.

Carbon Offset Credits

The Company announced that effective June 1, 2021, it will operate an entirely carbon neutral bitcoin mining operation at its facility in Dresden, New York. The Company plans to purchase voluntary carbon offsets from a portfolio of U.S. greenhouse gas reduction projects as one method to achieve this carbon neutrality. During the second quarter of 2021, the Company purchased $684 of voluntary carbon offset credits. The voluntary carbon offset credits will be expensed to cost of revenues on a specific identification basis when the Company applies it to its net zero goals, which is when the credits are surrendered to the applicable agency.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond for coal combustion residuals (“CCR”), which are subject to Federal and State regulations.

In accordance with Federal law and Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,345 and $2,277 at June 30, 2021 and December 31, 2020, respectively. The company expensed $35 and $32 to other income (expense), net during the three months ended June 30, 2021 and 2020, respectively for the accretion of interest for the liability and $68 and $74 during the six months ended June 30, 2021 and 2020, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the three and six months ended June 30, 2021 or 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Environmental Trust Liability

The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. The landfill is a fully permitted, operational landfill and also acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 6). In accordance with ASC 410-20, the Company has recorded an environmental liability of $4,994 and $4,927 at June 30, 2021 and December 31, 2020, respectively. The letter of credit related to this liability was for $4,994 at June 30, 2021 (see Note 6).

Leases

On January 1, 2021, the Company adopted Accounting Standards Codification (“ASC”) 842, Leases. No lease arrangements were in place as of January 1, 2021. Following guidance in ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the condensed consolidated balance sheet. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. The ROU asset is amortized over the lease term. Variable lease expenses, if any, are recorded when incurred.

In calculating the ROU asset and related lease liability, the Company elected to combine lease and non-lease components. The Company excluded short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. Refer to Note 5 for the additional disclosures required by ASC 842.

Cryptocurrency Mining Cost of Revenue

Cost of revenue—cryptocurrency mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of revenue—cryptocurrency mining does not include depreciation and amortization.

Power and Capacity Cost of Revenue

Cost of revenue—power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid. Cost of revenue—power and capacity does not include depreciation and amortization.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees, and insurance.

Stock-Based Compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s equity incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of the grants. These options generally vest on the grant date or over a three year period.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Significant Accounting Policies (Continued)

The Company estimates the fair value of the stock options grants using the Black-Scholes-Merton option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.

Expected Term—The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility—The Company computes stock price volatility over expected terms based on reasonable estimates and comparable public companies as the Company had no trading history of its own common stock.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend—The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Income Taxes

Prior to the formation of Greenidge on January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the year ended December 31, 2020.

Subsequent to the conversion of GGH to Greenidge, the Company calculates the provision for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”). The current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance may be provided to the extent management deems it is more likely than not that deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income, in the appropriate taxing jurisdictions, during the periods in which temporary differences, net operating losses and tax credits become realizable. Management believes that it is more likely than not that the Company will realize the benefits of these temporary differences and operating loss and tax credit carryforwards, net of valuation allowances. The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.

Earnings Per Share

Basic net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share attributable to common shareholders is calculated by dividing net income attributable to common shareholders by the diluted weighted average number of common shares outstanding for the period. Basic and diluted income per common share is not provided for the three and six months ended June 30, 2020 as the Company was organized as an LLC during that period. The Company used the weighted average method in determining earnings per share in consideration of the conversion of participating securities to common shares due to the reorganization in January 2021.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles.

in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. As an emerging growth company, the Company has elected to adopt this pronouncement following the effective date for private companies beginning with periods beginning after December 15, 2021. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Recent Accounting Pronouncements, Adopted

In February 2016, the FASB issued Accounting Standards Update ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months and also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. On January 1, 2021, the Company adopted ASC 842. The Company had no leasing arrangements at the beginning of the period of adoption. As a result, no cumulative impact of adopting ASC 842 was recorded. The Company also elected to exclude leases with a term of 12 months or less in the recognized ROU assets and lease liabilities, when the likelihood of renewal is not probable. Refer to Note 5 for additional disclosures required by ASC 842. The Company determines if an arrangement is a lease at inception. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at June 30, 2021 and December 31, 2020:

	Estimated Useful Lives	June 30, 2021	December 31, 2020
Plant infrastructure	15 – 39 years	$34,216	$33,944
Miners	5 years	24,146	10,236
Miner facility infrastructure	15 years	13,804	8,791
Land	N/A	300	300
Equipment	5 years	211	211
Software	3 years	186	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	4,104	3,989

		79,102	59,672
Less: Accumulated depreciation		(11,756)	(8,986)

		$67,346	$50,686

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.	PROPERTY AND EQUIPMENT (Continued)

Total depreciation expense was $1,603 and $2,864 for the three and six months ended June 30, 2021 and was $1,130 and $2,163 for the three and six months ended June 30, 2020, respectively.

4.	NOTES PAYABLE

The Company has entered into equipment finance agreements that are secured by the purchased miner equipment. These agreements generally require monthly payments of principal, interest and a risk premium fee. The following table provides information on the equipment financing agreements:

Note	Loan Date	Maturity Date	Interest Rate	Initial Financing	Balance as of:
					June 30, 2021	December 31, 2020
A	December 2020	June 2022	17.0%	$4,482	$2,739	$4,233
B	December 2020	June 2022	17.0%	428	261	404
C	March 2021	November 2022	17.0%	2,229	2,105	—
D	April 2021	December 2022	17.0%	4,012	4,012	—
E – H	May 2021	October 2023	15.0%	9,446	9,446	—

					18,563	4,637
Less: Current portion					(11,499)	(3,273)

					$7,064	$1,364

The Company incurred interest expense of $202 and $368 during the three and six months ended June 30, 2021, respectively, under the terms of these notes payable.

5.	FINANCE LEASE

ASC 842 requires the Company to recognize an ROU asset and a lease liability for all leases with terms greater than 12 months. Refer to Note 2 for discussion on the adoption of ASC 842. The Company entered into a finance lease to finance the purchase of equipment on March 11, 2021. The Company recorded an ROU asset of $1,404 at the lease commencement date and a finance lease obligation of $1,207. The lease for this equipment ends August 31, 2022.

6.	RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas Capital Resources LP and Atlas Capital Resources (P) LP (collectively referred to herein as “Atlas”). Within the agreement, there were two separate loans. One of these related party loans had a June 2021 maturity and a balance of $2,382 at December 31, 2020, and the other loan had a May 2021 maturity with a balance of $1,191 at December 31, 2020. The promissory notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. All accrued but unpaid interest under the notes was due and payable upon the corresponding note maturity date. Under this promissory note agreement, the Company incurred interest expense of $0 and $22 for the three and six months ended June 30, 2021, respectively. During the three and six months ended June 30, 2020, the company incurred interest expense on related party loans of $273 and $540, respectively, associated with loans that were converted into senior priority units in July 2020.

Notes payable to related party consisted of the following:

	June 30, 2021	December 31, 2020
Note payable to a related party due June 2021	$—	$2,382
Note payable to a related party due May 2021	—	1,191
	$—	$3,573
Less: Current Portion	$—	$(3,573)
	$—	$—

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6.	RELATED PARTY TRANSACTIONS (Continued)

Notes Payable (Continued)

The related party loans in the table above were converted into Greenidge common stock in January 2021 (See Note 7).

Letters of Credit

On March 19, 2021, the Company and Atlas and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.

Atlas obtained a letter of credit from a financial institution in the amount of $4,994 at June 30, 2021, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.

Atlas also obtained a letter of credit from a financial institution in the amount of $3,630 at June 30, 2021, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire (See Note 11).

Greenidge Coin, LLC Equity Transactions

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.

On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units—Tranche 2 (See Note 7) on July 2, 2020.

On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

7.	STOCKHOLDERS’ EQUITY

Authorized Shares

Greenidge has the authority to issue 520,000,000 shares of capital stock, consisting of 400,000,000 shares of Class A common stock, $0.0001 par value per share, 100,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

Contribution and Exchange Agreement

In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was formed and incorporated in the State of Delaware on January 27, 2021. On January 29, 2021, Greenidge entered into an asset contribution and exchange agreement with the owners of GGH, in which the GGH owners’ equity interests and outstanding notes payable to related parties and all accrued but unpaid interest were contributed into GGHI in exchange for 7,000,000 shares of Greenidge Class B common stock (28,000,000 shares following the 4-for-1 stock split noted below) (see Note 6). As a result of this transaction, GGH became a wholly-owned subsidiary of GGHI.

Private Placement Offering

In January 2021, Greenidge completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,113

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)

Common Stock

The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to ten votes per share. Class A and Class B shares issued and outstanding as of June 30, 2021 are 0 and 28,320,000, respectively.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder upon written notice to the Company. Shares of Class B Common Stock will automatically convert to shares of Class A Common Stock upon a mandatory conversion event as defined in the amended and restated certificate of incorporation dated March 26, 2021.

Preferred Stock

The holders of Preferred Stock are not entitled to voting rights.

If dividends are declared and paid to the holders of common stock, the holders of preferred stock are entitled to a dividend equivalent as if the preferred stock were converted to common stock. Preferred stockholders are also entitled to a paid-kind-dividend of additional shares of preferred stock (capped at 12% of stated value) upon certain events occurring as defined in the amended and restated certificate of incorporation dated March 26, 2021. Such events included failure to file, effectiveness failure, and mandatory redemption failure.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event in which Greenidge is a constituent party, before any payment to the holders of common stock, the holders of preferred stock then outstanding shall be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share, plus an amount per share equal to the stated value of any shares issuable as the result of any accrued, but unpaid, paid-in-kind dividends. If Greenidge’s funds and assets are insufficient to pay such liquidation preference in full, the funds and assets available for distribution shall be distributed ratably to the holders of the shares of preferred stock.

Each share of preferred stock will be automatically converted to four shares of Class B common stock when the Company’s registration statement to register such shares for resale is declared effective by the Securities and Exchange Commission, or, if the Company is not listed within 18 months of the issue date, the shares of preferred stock will convert to common shares based on an initial conversion price of $25 per share of preferred stock.

Liquidation value as of June 30, 2021 is $25 per share.

Common Units

In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31, 2020, there were 730 and 20 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units would vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company did not recognize any expense related to the common restricted units during the three and six months ended June 30, 2021 and 2020. There were 750 common units issued and outstanding at December 31, 2020. In January 2021, in conjunction with the Private Placement Offering, the 750 GGH common units were converted to shares of Class B Greenidge common stock.

Preferred Units

Preferred unit holders were entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units were entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020, all preferred units were issued and outstanding. All preferred units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.	STOCKHOLDERS’ EQUITY (Continued)

Senior Priority Units

There were two tranches of Senior Priority Units: Tranche 1 was equal to $13,926 and Tranche 2 was equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas in July 2020 in exchange for the conversion of certain notes payable due to Atlas and all accrued but unpaid interest thereon. Tranche 2 Senior Priority Units were issued to Atlas in conjunction with Atlas contributing its equity interest in Blocker to GGH. Senior Priority Units had no voting rights.

At December 31, 2020, all senior priority units were issued and outstanding. All senior priority units were converted to shares of Class B Greenidge common stock in connection with the contribution and exchange agreement.

8.	EQUITY BASED COMPENSATION

In February 2021, Greenidge adopted an equity incentive plan and reserved 3,831,112 shares of common stock for issuance under the plan (the “2021 Equity Plan”).

Restricted Common Stock Unit Awards

During the three and six months ended June 30, 2021, the Company awarded 0 and 616,920 restricted common stock units (“RSUs”), respectively, under the 2021 Equity Plan to directors, which are generally eligible to vest over a three-year period.

The Company’s unvested restricted common stock unit awards activity for the six months ended June 30, 2021 is summarized below:

	RSUs	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
Granted	616,920	6.25

Unvested at June 30, 2021	616,920	6.25

The value of RSU grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $3,856 and as of June 30, 2021, there was approximately $3,427 of total unrecognized compensation cost related to unvested restricted stock rights, which is expected to be recognized over a remaining weighted-average vesting period of approximately 3 years.

Common Stock Options

The Company’s stock options activity for the six months ended June 30, 2021 is summarized below:

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	—	$—	—
Granted	716,968	6.01	10.00
Exercised	(160,000)	6.25	0.10
Forfeited	(6,000)	6.25	9.70
Outstanding at June 30, 2021	550,968	6.01	9.68
Options vested and expected to vest as of June 30, 2021	550,968	6.01	9.68
Options vested and exercisable as of June 30, 2021	257,484	$5.80	9.64

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.	EQUITY BASED COMPENSATION (Continued)

The value of common stock option grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the six months ended June 30, 2021, the fair market value of the awards granted totaled $1,151 and as of June 30, 2021, there was approximately $438 of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a remaining weighted-average vesting period of approximately 1.2 years.

The intrinsic value of options exercised during the six months ended June 30, 2021 was immaterial.

The weighted average assumptions relating to the valuation of stock options granted for the six months ended June 30, 2021 were as follows:

Weighted Average fair value of grants	$1.60
Expected volatility	35%
Expected term (years)	4.5
Risk-free interest rate	0.4%
Expected dividend yield	0.0%

Stock-based Compensation

The Company recognized stock-based compensation expense of $406 and $1,062 within selling, general and administrative expenses during the three and six months ended June 30, 2021. No stock-based compensation expense was recognized during the three and six months ended June 30, 2020.

Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying unaudited condensed interim consolidated statements of operations.

9.	INCOME TAXES

The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made.

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.	EARNINGS PER SHARE (Continued)

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings and diluted per share of common stock. Basic earnings per share is applicable only for the period from January 29, 2021 through June 30, 2021, which is the period following the reorganization GGH into Greenidge (as described in Note 2) and presents the period that the Company had outstanding common stock.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Numerator
Net income	$3,518	$4,797
Less: Net income attributable to the member units units before the reorganization	(648)	(648)
Net income attributable to Greenidge	$2,870	$4,149

Denominator
Basic weighted average shares outstanding	28,320	28,283
Dilutive effect of equity awards	625	482
Dilutive effect of convertible preferred stock	6,480	6,480
Diluted weighted average shares outstanding	35,425	35,245

Earnings per share
Basic	$0.10	$0.15
Diluted	$0.08	$0.12

Prior to the reorganization, there were no shares of common stock outstanding, and the LLC structure of GGH consisted of member units. The Company analyzed the calculation of earnings per unit for periods prior to the reorganization and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for the periods during 2020.

For the three and six months ended June 30, 2021 there were no shares excluded from the calculation of diluted earnings per share.

11.	COMMITMENTS AND CONTINGENCIES

From time-to-time, the Company is involved in legal proceedings arising in the ordinary course of business. As of August 31, 2021, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

As of June 30, 2021, the Company had entered into agreements to purchase miner equipment totaling $38,361 that required deposits of $15,889. The Company entered into agreements for committed secured financing on this equipment totaling $23,526 that will be funded upon delivery of the miners.

The Company entered into a contract with Empire in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2031 and may be terminated by either party with 12 months notice after the initial 10-year period.

12.	CONCENTRATIONS

The Company has one major power customer, NYISO, that accounted for 13% and 15% of its revenue for the three and six months ended June 30, 2021, respectively, and 27% for the three and six months ended June 30, 2020. 100% of accounts receivable were due from this customer at June 30, 2021 and December 31, 2020.

For cryptocurrency mining, Greenidge considers its mining pool operators to be its customers. Greenidge has historically used a limited number of pool operators that have operated under contracts with a one-day term, which

GREENIDGE GENERATION HOLDINGS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.	CONCENTRATIONS (Continued)

allows Greenidge the option to change pool operators at any time. Revenue from the Company’s largest pool operator customer accounted for approximately 75% and 73% of total revenue for the three and six months ended June 30, 2021, respectively, and approximately 61% and 65% of total revenue for the three and six months ended June 30, 2020, respectively.

The Company has one major power vendor that accounted for approximately 56% and 59% of cost of revenue for the three and six months ended June 30, 2021, respectively, and approximately 52% and 59% of cost of revenue for the three and six months ended June 30, 2020, respectively.

13.	OTHER RISKS AND CONSIDERATIONS

The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus (“COVID-19”). The overall consequences of COVID-19 on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact. COVID-19 did not have a material impact on the Company’s operations during the three and six months periods ended June 30, 2021 and 2020, respectively. The future impact of this situation on the Company and its results and financial position is not presently determinable.

14.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 31, 2021, the date at which the condensed consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.